Exhibit 7


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment to Employment Agreement is made and entered effective November 29, 1999, by and between Richard H. Bard ("Employee") and Optical Security Group, Inc. ("the Company").

                                 R E C I T A L S

         A. Employee and the Company entered into an Employment Agreement effective April 1, 1996, an Amendment to Employment Agreement effective March 31, 1998, and a further Amendment to Employment Agreement effective May 14, 1999 (together, the "Employment Agreement").

         B. Among other things, the Employment Agreement provides for certain termination payments, and a stock bonus of company shares in the event of certain acquisition transactions in which the Company is involved.

         C. Simultaneously with the execution of this Amendment to Employment Agreement, the Company is entering into an Agreement and Plan of Merger (the "Merger Agreement") with Applied Holographics, plc (the "Buyer"), pursuant to which the Company will be merged (the "Merger") with a wholly-owned subsidiary of the Buyer.

         D. To facilitate the Merger, which constitutes an acquisition transaction, the parties hereto have agreed to amend the Employment Agreement as follows under the terms of this Amendment.

         THEREFORE, in consideration of the recitals, the consideration referred to below, the execution of transaction documents between the Buyer and the Company, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

         1. EMPLOYMENT TERMINATION. Employee's employment shall terminate effective as of the later to occur of (a) the effective time of the Merger, and
(b) January 31, 2000. Upon such termination, the Company shall have no further obligations to the Employee, other than the obligations (if not then paid in full by the Company or the Buyer) to make the payments referred to in paragraphs 2, 4 and 5 below, any payment of base salary through the date of termination and any rights to continuation of benefits under the Employment Agreement which, by their terms, survive the termination of the Employment Agreement. The Employee shall have the obligations set out in the Employment Agreement which survive termination, including obligations of confidentiality and non-competition.

         2 BONUS. In recognition of Employee's service to the Company for the years 1997, 1998 and 1999, Company shall pay to the Employee bonus compensation in the amounts of $160,000, $200,000 and $240,000 respectively. The parties agree and acknowledge that such bonus payments, including those for past years
(1) are contemplated in section 3-5 or the Employment Agreement, and the payment of which has been limited by the Company's ability to pay such bonuses, and (2) are reasonable compensation for Employee's services to the Company during such periods of time, in view of his past experience and salary history, his pivotal role in the management of the Company, and in view of his having been compensated at less than a reasonable amount for that period of time.

         3. TERMINATION PAYMENT. The termination payment provisions contained in
Section 12 of the Employment Agreement are deleted in their entirety.

         4. OPTIONS. Employee acknowledges and agrees that in the Merger Agreement, Buyer has agreed to pay to Employee, promptly after the effective time of the Merger, the sum of $250,000 in full satisfaction of Employee's options to acquire 147,000 shares of Company common stock. Employee acknowledges that after receipt of such payment, Employee shall have no other rights against the Company or Buyer with respect to such options.

         5. STOCK BONUS. Employee acknowledges and agrees that in the Merger Agreement, Buyer has agreed to pay to Employee, promptly after the effective time of the Merger, the sum of $3,500,000 in full satisfaction of Employee's right to a stock bonus provided under paragraph 3-5 of the Employment Agreement and as otherwise allocated in the manner agreed to by Buyer, Seller and Employee. Employee acknowledges that after receipt of such payment, Employee shall have no other rights against the Company or Buyer with respect to such stock bonus.

         6. NO OTHER CHANGE. In all other respects, the Employment Agreement shall remain unmodified and in full force and effect.

         EXECUTED as of the day and year first above written.


                                         EMPLOYEE:

                                         /s/ RICHARD H. BARD
                                         -------------------------------------
                                             Richard H. Bard



                                         OPTICAL SECURITY GROUP, INC.


                                         By:  /s/ Mark T. Turnage
                                         -------------------------------------

                                         Title: President
                                         -------------------------------------